Exhibit 99.1

Alpha Natural Resources, Inc.
FOR IMMEDIATE RELEASE

Alpha Natural Resources Reports Strong Sales,
Earnings Growth in First Quarter of 2008

• Coal revenues climb $66 million, or 17%, compared with first quarter of 2007
• Net income for the quarter more than triples to $25.5 million, or $0.39 per diluted share
• Record EBITDA of $87.1 million, up $31.0 million from last year
• More than 750,000 additional tons of metallurgical coal contracted for delivery this year
• Company retains significant open sales position for 2009 and 2010

ABINGDON, Va., May 5, 2008—Alpha Natural Resources, Inc. (NYSE: ANR), a leading supplier of high-quality Appalachian coal, reported a 17 percent improvement in revenues from coal sales in the first quarter of 2008 over the first quarter of 2007 as the company achieved the highest quarterly price realization in its history due to rising metallurgical coal exports and price levels.

For the three months ended March 31, 2008, Alpha recorded coal sales revenues of $445.7 million compared with $380.2 million in the same period of 2007. Net income for the most recent quarter was $25.5 million ($0.39 per diluted share), compared with net income of $8.3 million ($0.13 per diluted share) in the first quarter of 2007.

Earnings before interest, taxes, depreciation, depletion and amortization (EBITDA) reached a new quarterly record of $87.1 million in the most recent quarter, representing an improvement of $31.0 million, or 55 percent, over last year. The definition of EBITDA and a reconciliation to net income, the most closely related GAAP measure, is provided in a table included with the accompanying financial schedules.

Global supplies of hard coking coals for making steel have tightened considerably due to production and logistics issues in Eastern Europe and Australia. With world steel output climbing an estimated 5 percent in the first two months of the year, prices for metallurgical coal have risen quickly as has international demand. Alpha, the largest exporter of metallurgical coal out of the U.S., experienced a surge of 430,000 tons in its first-quarter exports, year-over-year, which boosted metallurgical coal sales to 42 percent of the company’s total sales volumes for the quarter.

“Coal has joined the energy commodity boom and tight supplies are having a meaningful impact on prices, for both prompt deliveries and forward commitments” said Michael Quillen, Chairman and CEO.

Quillen said that after the close of the first quarter, the company secured commitments for 2008 delivery on three-quarters of a million tons of planned metallurgical production, at price levels consistent with recently announced settlements with Japanese steelmakers. “Those prices ranged from $295 to $305 per metric tonne at the port, which correlates to a realized price for Alpha of approximately $240-250 per short ton at the mine,” Quillen said.

“In addition to improving our price deck for the current year, we’ve now established a firm benchmark on price discussions for our 2009 metallurgical sales, where we still had considerable planned production—more than 10 million tons—left to commit and price as of mid-April,” added Kevin Crutchfield, Alpha’s president. “We’re convinced that supply and demand conditions in both the domestic and international steel markets will underpin a strong price environment going forward.”

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One Alpha Place • P.O. Box 2345 • Abingdon, Virginia 24212 • 866-322-5742 • www.alphanr.com

Alpha Natural Resources, Inc.
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Quarterly Financial & Operating Highlights
(in millions, except per-share and per-ton amounts)

	Q1 2008	Q1 2007		Q4 2007
Coal revenues	$445.7	$380.2	*	$439.3	*
Income from operations	$42.6	$20.2		$17.8
Net income	$25.5	$8.3		$5.7
Earnings per diluted share	$0.39	$0.13		$0.09
EBITDA	$87.1	$56.1		$58.9
Tons of coal produced and processed	6.1	6.1		5.8
Tons of coal sold	6.9	6.6		7.5
Coal margin per ton	$12.52	$10.24	*	$9.01	*

*Adjusted from amounts reported in prior periods to exclude changes in fair value related to coal derivative contracts which are now recorded as a component of costs and expenses and to conform to current year income statement presentation. The adjustments have no effect on previously reported income from operations or net income.

 A reconciliation of EBITDA to net income is included in the notes accompanying the financial schedules.

Financial Performance – First Quarter

•
Total revenues in the first quarter rose by 20 percent over last year to $516.9 million. Coal sales revenues were up 17 percent due to higher price realizations on both metallurgical and thermal coal, while other revenues rose 67 percent, mostly because of higher third-party processing revenue and increased sales in the company’s mining equipment subsidiary, Maxxim Rebuild.

•
Alpha’s income from operations was $42.6 million in the latest quarter, compared with $20.2 million in the first three months of 2007. An $18.0 million increase in margin on coal sales was partially offset by a $8.5 million increase in depreciation, depletion and amortization (DD&A) charges, primarily due to the acquisition in June 2007 of the Mingo Logan assets, higher surface mine depletion and prior-year capital additions. Results for the most recent quarter included a $10.9 million after-tax unrealized gain (equal to $0.17 per diluted share) related to mark-to-market adjustments of certain forward coal contracts, which the company had entered into in anticipation of increasing demand and pricing for coal. This compares with a mark-to-market after-tax charge of $0.2 million in the prior-year quarter.

•
At March 31, 2008, Alpha had unrealized net gains of $23.4 million on its balance sheet for certain open forward coal contracts for the purchase or sale of coal that are considered derivatives. Since Alpha intends to take delivery or provide delivery of coal under these contracts, the net unrealized gains will reverse into the income statement in future periods when ultimate delivery occurs. This reversal will result in higher cost and expenses in those future periods.

•
Interest expense (net) in the most recent quarter was $9.3 million, compared with $9.4 million in the corresponding period of 2007. The company’s effective tax rate in the quarter just ended was 23.9 percent as compared to 24.0 percent in the prior year period.

Production and Sales – First Quarter

•
Coal margin per ton, a key profitability measure for the company, rose 22 percent in the quarter just ended to $12.52, as the higher-priced metallurgical business accounted for 42 percent of total sales volumes versus 36 percent in the corresponding period last year. The company’s average realized price per ton for the quarter reached $65.04, a new high.

•
Produced and processed tons (representing company, contractor-operated mines and purchased at our processing facilities) were 6.1 million tons in the quarter just ended, 1 percent less than the company produced and processed in the first quarter of 2007 but 6 percent more than the fourth quarter last year. Production increased sequentially from both deep mines and surface mines. With better production from captive mines, outside coal purchases were reduced by nearly 400,000 tons from the fourth quarter of 2007 although they were substantially higher than the first quarter of 2007.

•
Total coal sales volumes for the quarter just ended were 6.9 million tons, compared with 6.6 million tons sold in the first quarter of 2007. Sequentially, sales volumes were down 8 percent from the fourth quarter last year.

•
Alpha’s average cost of coal sales per ton in the most recent quarter increased 11 percent from the comparable period in 2007, with produced and processed costs rising 10 percent and purchased coal costs increasing 12 percent. Diesel fuel cost increases accounted for approximately two-thirds of the increase in surface mine costs, while purchased coal costs have been rising in tandem with the market. Cost-per-ton of produced and processed coal rose 2 percent, sequentially, from the fourth quarter of last year while the unit cost of outside coal purchases climbed 25 percent.

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Alpha Natural Resources, Inc.
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Quarterly Production and Sales Data
(in thousands, except per-ton amounts)

	Q1 2008	Q1 2007		% Change	Q4 2007		% Change
Production
Produced/ processed	6,087	6,144		(1%)	5,765		6%
Purchased	1,066	714		49%	1,458		(27%)
Total	7,153	6,858		4%	7,223		(1%)

Tons sold
Steam	3,969	4,260		(7%)	4,568		(13%)
Metallurgical	2,883	2,368		22%	2,919		(1%)
Total	6,852	6,628		3%	7,487		(8%)

Coal sales revenue/ton
Steam	$50.51	$48.83	*	3%	$49.36	*	2%
Metallurgical	$85.05	$72.70		17%	$73.24		16%
Total	$65.04	$57.36	*	13%	$58.67	*	11%

Cost of coal sales/ton¹
Alpha mines	$49.98	$45.46		10%	$49.12		2%
Contract mines²	$57.60	$50.16		15%	$53.36		8%
Total produced and processed	$50.95	$46.22		10%	$49.77		2%
Purchased	$61.30	$54.51	*	12%	$49.21	*	25%
Total	$52.52	$47.12	*	11%	$49.66	*	6%

Coal margin per ton³	$12.52	$10.24	*	22%	$9.01	*	39%

1.	Excludes changes in fair value of derivative coal contracts, freight & handling costs, cost of other revenues, DD&A and SG&A
2.	Includes coal purchased from third parties and processed at our plants prior to resale
3.	Coal sales revenue per ton less cost of coal sales per ton

*
Adjusted from amounts reported in prior periods to exclude changes in fair value related to coal derivative contracts which are now recorded as a component of costs and expenses and to conform to current year income statement presentation. The adjustments have no effect on previously reported income from operations or net income.

Liquidity and Capital Resources

Cash provided by operations totaled $41.8 million in the first three months of 2008 compared with $52.6 million in the first quarter of 2007. An increase in net working capital drove the reduction in cash provided by operations.

Capital expenditures totaled $33.8 million for the quarter just ended as compared with $44.6 million in the comparable period of 2007.

At March 31, 2008, Alpha’s total debt outstanding was $440.5 million, compared with $446.9 million at the end of 2007. The company had available liquidity of $346.0 million at the end of the first quarter, including cash of $59.2 million.

Subsequent to the end of the first quarter, Alpha completed a series of transactions that significantly increased the company’s liquidity.

On April 7, 2008 the company completed concurrent offerings of approximately 4.2 million shares of common stock at $41.25 per share and $287.5 million aggregate principal amount of 2.375 percent convertible senior notes due 2015.

Net proceeds of $444.4 million were used in part to repurchase substantially all of the outstanding principal amount of the 10% Senior Notes issued by Alpha subsidiaries, with the remaining proceeds designated for other general corporate purposes, which could include acquisitions or investments in businesses, products or technologies.

In conjunction with the completion of the tender offer, substantially all the restrictive covenants contained in the indenture governing the notes were eliminated.

The company expects to take a charge of $14.5 million in the second quarter related to the cost of repurchasing the senior notes.

In addition, Alpha and a subsidiary have amended their credit facility to increase the amount available under the revolving line of credit from $275.0 million to $375.0 million.

After completing the above transactions, as of April 15, Alpha had available liquidity of approximately $602.5 million, including cash of $315.7 million and $286.8 million available under the revolver.

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Alpha Natural Resources, Inc.
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Recent Developments

•
Alpha continues to improve its overall safety performance. The company’s rate of days lost due to accidents during the first quarter was 60 percent better than the industry benchmark and was 47 percent better than the company’s rate for all of 2007. Alpha’s surface mines experienced no lost-time accidents in the first quarter.

•
On April 21 Alpha announced that it had increased its ownership stake in the Dominion Terminal Associates (DTA) coal export facility to 40.6 percent, which represents the largest stake among the three partners in the Newport News, Va. port facility. This effectively raises the company’s potential export capacity at DTA from 6.5 million tons to 8 million tons annually.

•
Gallatin Materials experienced start-up issues after completing construction of its lime kiln in the first quarter. Recently the kiln has achieved normal production rates of up to 750 tons per day and Gallatin continues to work toward resolving the remaining production issues. Gallatin fully expects the kiln to achieve a normalized state of operations by no later than mid-year and expects a positive contribution in the later half of 2008.

•
On April 4 the Governor of Virginia announced $10 million in grants for the state Department of Transportation (VDOT) to advance construction of the Coalfields Expressway in southwestern Virginia. Through a unique public-private partnership with VDOT, Alpha and another coal producer plan to remove coal along the 51-mile expressway route while bringing the terrain to rough grade for the highway. Alpha’s section of the route comprises approximately 30 miles.

•
On April 3, Standard & Poor’s Ratings Services revised its outlook on Alpha Natural Resources to positive from stable, and assigned a ‘B’ rating to the company’s new senior convertible notes. Standard & Poor’s commented that their ratings “reflect the company’s high-margin metallurgical coal reserves, limited postretirement obligations, and favorable coal industry conditions.”

•
On May 1, Alpha launched an Employee Appreciation Program to reward employees for their service and role in the company’s financial success and to enhance the company’s retention efforts. Employees at all 57 mines and offices each received a grant of 25 shares of company stock. The package also includes a semi-annual bonus program based on continued service to the company; rewards for members of the company’s volunteer mine rescue teams; elimination of employee contributions for medical, dental and vision insurance coverage; and a fuel assistance program. Alpha expects to take a charge of approximately $7.5 million in the second quarter of 2008 representing the fair value and income-tax gross up of the equity award to employees, and approximately $6.0 million in charges the remainder of the year for all other components of the program.

Outlook

Coal supply continues to tighten around the world. While traditional coal exporting nations such as Australia, Poland, Indonesia and South Africa have been subject to supply disruptions or voluntary cutbacks, U.S. exports of both thermal and metallurgical coal have shown sustained strength, up 30 percent on a combined basis in the first two months of 2008 after last year’s 19 percent gain.

Rising natural gas prices and the U.S. dollar’s weakness are adding fuel to thermal coal demand both domestically and overseas, while high steel prices have mills searching the world for reliable supplies of metallurgical coal. U.S. steel mills, in particular, finished 2007 with coking coal inventories 34 percent lower than in 2006, at a time when production is needed to restock service center inventories and take advantage of record high steel prices.

In this environment, Alpha continues its strategy of gradually layering in sales commitments at favorable prices.

On the thermal side, the company contracted substantially all of its remaining uncommitted but planned 2008 production (approximately 340,000 tons) at an average realization of approximately $87 per ton. Commitments were reached on approximately five million tons of planned thermal production for 2009, at an average realization of approximately $79 per ton.

While Alpha believes that the settlements with Asian steelmakers which were recently announced by Australian coal producers provides a valid benchmark for 2009 and 2010 contract discussions, it may be some time before significant tonnages become locked up for those outlying years.

Altogether, as of mid-April, Alpha had more than 37 million tons of planned coal production uncommitted and unpriced for 2009 and 2010, including more than 21 million tons of metallurgical coal and 16 million tons of thermal coal. In total, 57 percent of 2009 planned production was uncommitted and unpriced as of April 15, while 87 percent of planned 2010 production was uncommitted and unpriced. These figures all exclude any third-party purchases that are blended and/or resold, which has historically represented four to six million additional unpriced tons.

Alpha has six production optimization and new mine projects under development that are expected to add as much as 800,000 tons of incremental production this year above what the company planned, partly to meet increased demand in the spot market. In aggregate, these projects should enable Alpha to continue to push a higher proportion of production into the metallurgical coal markets while also meeting utility commitments and opportunities.

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Based upon its current outlook and assessment of market conditions and new contractual commitments, Alpha is updating certain of the 2008 targets it disclosed on Feb. 12, 2008:

TARGET	ORIGINAL	NEW
Production (produced & processed)	24 – 25 million tons	24.5 – 25 million tons
Purchased coal	4 – 4.5 million tons	4.5 - 5 million tons
Ave. realized price/ton	$62 - $63	$70 - $71
DD&A	$170 million - $175 million	Unchanged
Effective tax rate	24%	Unchanged
Capital expenditures	$165 million - $175 million*	Unchanged

*Includes $24 million for construction of a second kiln at Gallatin and $5 million carry-over from the prior year for completion of the first kiln; $136 million – $146 million for coal operations.

First Quarter Earnings Conference Call

Alpha management will hold a conference call at 11:00 a.m. today, May 5, 2008, to discuss the company’s first quarter results and the business outlook. The call will be accessible through the Investor Relations section of Alpha’s web site (http://alnr.client.shareholder.com/medialist.cfm) and will be archived on the site for a period of two weeks. Also, a podcast of the call will be available for downloading on the company’s web site following the call.

A telephone replay of the call will be available through May 19, 2008, by calling 800-642-1687 (toll-free) or 706-645-9291 and entering pass code 42167628.

About Alpha Natural Resources

Alpha Natural Resources is a leading supplier of high-quality Appalachian coal to electric utilities, steel producers and heavy industry. Approximately 89 percent of the company's reserve base is high Btu coal and 82 percent is low sulfur, qualities that are in high demand among electric utilities which use steam coal. Alpha is also the nation’s largest supplier and exporter of metallurgical coal, a key ingredient in steel manufacturing. Alpha and its subsidiaries currently operate mining complexes in four states, consisting of 57 mines feeding 11 coal preparation and blending plants. The company and its subsidiaries employ more than 3,600 people.

ANRG

Forward Looking Statements

This news release includes forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on Alpha’s expectations and beliefs concerning future events and involve risks and uncertainties that may cause actual results to differ materially from current expectations. These factors are difficult to predict accurately and may be beyond Alpha’s control. The following factors are among those that may cause actual results to differ materially from our forward-looking statements: market demand for coal, electricity and steel; future economic or capital market conditions; weather conditions or catastrophic weather-related damage; our production capabilities; the consummation of financing, acquisition or disposition transactions and the effect thereof on our business; our ability to successfully integrate the operations we have acquired with our existing operations and implement our business plans for these new operations, as well as our ability to successfully integrate operations we may acquire in the future and implement our related business plans; our plans and objectives for future operations and expansion or consolidation; our relationships with, and other conditions affecting, our customers; timing of changes in customer coal inventories; changes in, renewal of and acquiring new long-term coal supply arrangements; inherent risks of coal mining beyond our control; environmental laws, including those directly affecting our coal mining production, and those affecting our customers' coal usage; competition in coal markets; railroad, barge, truck and other transportation performance and costs; the geological characteristics of Central and Northern Appalachian coal reserves; availability of mining and processing equipment and parts; our assumptions concerning economically recoverable coal reserve estimates; availability of skilled employees and other employee workforce factors; regulatory and court decisions; future legislation and changes in regulations, governmental policies or taxes; unfavorable government interventions in, or nationalization of, foreign investments; changes in postretirement benefit obligations; our liquidity, results of operations and financial condition; decline in coal prices; forward sales and purchase contracts not accounted for as a hedge; indemnification of certain obligations not being met; continued funding of the road construction business; and disruption in coal supplies. These and other risks and uncertainties are discussed in greater detail in Alpha’s Annual Report on Form 10-K and other documents filed with the Securities and Exchange Commission. Forward-looking statements in this news release or elsewhere speak only as of the date made. New uncertainties and risks come up from time to time, and it is impossible for Alpha to predict these events or how they may affect the company. Alpha has no duty to, and does not intend to, update or revise the forward-looking statements in this news release after the date it is issued.  In light of these risks and uncertainties, investors should keep in mind that the results, events or developments disclosed in any forward-looking statement made in this news release may not occur.

Investor / Media Contact

Ted Pile, Alpha Natural Resources:  (276) 623-2920

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Alpha Natural Resources, Inc.
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NOTES TO ACCOMPANYING CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS

Reconciliation of EBITDA

EBITDA is a non-GAAP financial measure used by management to gauge operating performance. Alpha defines EBITDA as net income plus interest expense, income tax expense, and depreciation, depletion and amortization, less tax benefit and interest income. Management presents EBITDA as a supplemental measure of the company’s performance and debt-service capacity that may be useful to securities analysts, investors and others. EBITDA is not, however, a measure of financial performance under U.S. GAAP and should not be considered as an alternative to net income, operating income or cash flow as determined in accordance with U.S. GAAP.  Moreover, EBITDA is not calculated identically by all companies. A reconciliation of EBITDA to net income, the most directly comparable U.S. GAAP measure, is provided in an accompanying table.

FINANCIAL TABLES FOLLOW

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ALPHA NATURAL RESOURCES, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income (Unaudited)
(In thousands, except share and per share amounts)

	Three months ended
	March 31,
	2008	2007

Revenues:
Coal revenues	$445,679	$380,150
Freight and handling revenues	59,172	43,211
Other revenues	12,055	7,230
Total revenues	516,906	430,591
Costs and expenses:
Cost of coal sales (exclusive of items shown
separately below)	359,846	312,273
(Increase) decrease in fair value of derivative coal contracts, net	(14,319)	202
Freight and handling costs	59,172	43,211
Cost of other revenues	10,015	5,628
Depreciation, depletion and amortization	44,260	35,789
Selling, general and administrative expenses
(exclusive of depreciation and amortization shown separately above)	15,354	13,239
Total costs and expenses	474,328	410,342

Income from operations	42,578	20,249
Other income (expense):
Interest expense	(10,087)	(9,993)
Interest income	789	637
Miscellaneous income, net	129	42
Total other income (expense), net	(9,169)	(9,314)
Income before income taxes and minority interest	33,409	10,935
Income tax expense	7,968	2,629
Minority interest	(89)	(43)
Net income	$25,530	$8,349

Net income per basic and diluted share	$0.39	$0.13

Weighted average shares-basic	65,091,470	64,579,163
Weighted average shares-diluted	65,883,356	64,793,602

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ALPHA NATURAL RESOURCES, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (Unaudited)
(In thousands, except share and per share amounts)

	March 31,	December 31,
	2008	2007
Assets
Current assets:
Cash and cash equivalents	$59,160	$54,365
Trade accounts receivable, net	196,485	183,969
Notes and other receivables	10,961	11,141
Inventories	89,401	70,780
Prepaid expenses and other current assets	87,802	59,954
Total current assets	443,809	380,209
Property, plant, and equipment, net	628,412	640,258
Goodwill	20,547	20,547
Other intangibles, net	8,400	9,376
Deferred income taxes	93,622	97,130
Other assets	61,150	63,394
Total assets	$1,255,940	$1,210,914
Liabilities and Stockholders' Equity
Current liabilities:
Current portion of long-term debt	$2,424	$2,579
Note payable	12,673	18,883
Trade accounts payable	106,697	95,765
Deferred income taxes	8,505	9,753
Accrued expenses and other current liabilities	103,529	96,082
Total current liabilities	233,828	223,062
Long-term debt, net of current portion	425,448	425,451
Workers’ compensation benefit obligations	8,586	9,055
Postretirement medical benefit obligations	55,345	53,811
Asset retirement obligation	83,665	83,020
Deferred gains on sale of property interests	2,963	3,176
Other liabilities	37,587	30,930
Total liabilities	847,422	828,505

Minority Interest	1,169	1,573
Commitments and contingencies
Stockholders' equity:
Preferred stock - par value $0.01, 10,000,000 shares
authorized, none issued	—	—
Common stock - par value $0.01, 100,000,000 shares
authorized, 66,128,148 and 65,769,303 shares issued and outstanding
at March 31, 2008 and December 31, 2007, respectively	661	658
Additional paid-in capital	232,666	227,336
Accumulated other comprehensive loss	(26,640)	(22,290)
Retained earnings	200,662	175,132
Total stockholders' equity	407,349	380,836
Total liabilities and stockholders' equity	$1,255,940	$1,210,914

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ALPHA NATURAL RESOURCES, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In thousands)

	Three months ended
	March 31,
	2008	2007

Operating activities:
Net Income	$25,530	$8,349
Adjustments to reconcile net income
to net cash provided by operating activities:
Depreciation, depletion and amortization	44,260	35,789
Amortization of debt issuance costs	600	570
Accretion of asset retirement obligation	1,852	1,556
Stock-based compensation	2,989	2,650
Amortization of deferred gains on sales
of property interests	(213)	(228)
Gain on sale of fixed assets and investments	(672)	(282)
Minority interest	(89)	(43)
Change in fair value of derivative instruments	(16,684)	(449)
Deferred income tax expense (benefit)	3,681	(402)
Other	(380)	86
Changes in operating assets and liabilities	(19,121)	5,014
Net cash provided by perating activities	$41,753	$52,610

Investing activities:
Capital expenditures	$(33,797)	$(44,577)
Proceeds from disposition of property, plant,
and equipment	786	508
Investment in and advances to investee	(29)	(71)
Proceeds from sale of investment in coal terminal	1,500	—
Other	(5)	(404)
Net cash used in investing activities	(31,545)	(44,544)

Financing activities:
Repayments of note payable	$(6,210)	$(6,872)
Repayments on long-term debt	(158)	(850)
Decrease in bank overdraft	(150)	(2,704)
Debt issuance costs	(1,317)	—
Tax benefit from share-based compensation	734	—
Proceeds from exercise of stock options	1,688	—
Net cash used in financing activities	(5,413)	(10,426)
Net increase (decrease) in cash
and cash equivalents	4,795	(2,360)
Cash and cash equivalents at beginning of period	54,365	33,256
Cash and cash equivalents at end of period	$59,160	$30,896

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The following table reconciles EBITDA to net income, the most directly comparable GAAP measure:

	Quarter ended March 31,
	2008	2007
	(In thousands)

Net income	$25,530	$8,349
Interest expense	10,087	9,993
Interest income	(789)	(637)
Income tax expense	7,968	2,629
Depreciation, depletion and amortization	44,260	35,789
EBITDA	$87,056	$56,123